EXHIBIT 99.1

MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

MID-AMERICA APARTMENT COMMUNITIES ANNOUNCES CHANGE IN BOARD OF DIRECTORS

Memphis, TN, February 22, 2010.  Mid-America Apartment Communities, Inc. (NYSE: MAA), or Mid-America, announced today that the Board of Directors has accepted the resignation of Mary E. McCormick effective February 18, 2010.  Ms. McCormick has entered into a contract to be a Senior Advisor to a real estate investment management company.  As a result, and in accordance with the Corporate Governance Guidelines of the company, Ms. McCormick submitted her resignation.  The Board has accepted her resignation.

Eric Bolton, Chief Executive Officer and Chairman of the Board of Directors, stated “We are grateful to Mary Beth for her dedicated service to Mid-America as a member of our Board of Directors and we wish her success in her new role.”

About Mid-America Apartment Communities, Inc.
Mid-America is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 43,605 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the Mid-America website at www.maac.net or contact Investor Relations at investor.relations@maac.net or by mail at 6584 Poplar Ave., Memphis, TN  38138.